Exhibit 99.1

                 Fred's Reports First Quarter Results

    MEMPHIS, Tenn.--(BUSINESS WIRE)--May 24, 2006--Fred's, Inc. (NASDAQ/NM:FRED) today reported financial results for the first quarter ended April 29, 2006.
    Net income for the first quarter of fiscal 2006 increased 9% to $7.3 million or $0.18 per diluted share compared with net income of $6.7 million or $0.17 per diluted share in the year-earlier quarter. As reported earlier, total sales for the first quarter rose 9% to $416.9 million compared with $382.7 million in the same period last year. On a comparable store basis, sales increased 2.3% on top of the 3.0% gain reported in the same period last year.
    Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "We are pleased to report earnings that hit the top end of our expected range for the first quarter. These results reflected sound performance in several phases of our business, including in-range comparable store sales growth, increased store traffic, and good control of markdowns, stores expenses, and inventory growth. With this solid start to the fiscal year, we are encouraged by the progress of our current initiatives to improve Fred's performance, such as our merchandising refresher program, as well as those planned for later in 2006. Moreover, the pharmacy department is enjoying a more stable environment as well as an excellent response to our initiatives to educate and assist customers in registering for Medicare Part D."
    Concluding, Hayes added, "As we look forward, we continue to believe that total sales for 2006 will increase in the range of 11% to 15% and that comparable store sales will increase in the range of 3% to 5%."
    Fred's gross profit for the first quarter of 2006 was $119.8 million compared with $109.0 million in the same period last year, representing an increase of 10% for the period. Gross margin for the quarter was 28.7% of sales compared with 28.5% of sales in the year-earlier period. The improvement in gross margin is primarily a result of controlling markdowns as the quality of inventory remained strong.
    Selling, general and administrative expenses for the first quarter of 2006 increased to 26.0% of sales versus 25.8% of sales in the first quarter last year. This increase was primarily attributable to higher costs of fuel and energy.
    Operating income for the first quarter of 2006 rose 8% to $11.0 million from $10.2 million in the year-earlier period. Operating income for the quarter was 2.7% of sales, the same as in the first quarter of 2005.

    Fred's Inc. operates 663 discount general merchandise stores, including 24 franchised Fred's stores in the southeastern United
States. For more information about the Company, visit Fred's Web site at www.fredsinc.com.

    A public, listen-only simulcast and replay of Fred's first quarter conference call may be accessed at the Company's Web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today, and a replay of the call will be available beginning at approximately noon Eastern Time and will run until June 24, 2006.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, and costs and delays in acquiring or developing new store sites. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                             FRED'S, INC.
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)

                                     13 Weeks     13 Weeks
                                      Ended        Ended
                                     April 29,    April 30,   Percent
                                       2006         2005       Change
                                     --------     --------    -------
Net sales                            $416,678     $382,738      8.9%
Operating income                     $ 11,048     $ 10,191      8.4%
Net income                           $  7,298     $  6,722      8.6%
Net income per share:
  Basic                              $   0.18     $   0.17      5.9%
  Diluted                            $   0.18     $   0.17      5.9%
Average shares outstanding:
  Basic                                39,711       39,549
  Diluted                              39,840       39,714


                             FRED'S, INC.
              Unaudited Fiscal 2006 First Quarter Results
               (in thousands, except per share amounts)

                              13 Weeks              13 Weeks
                                Ended                 Ended
                              April 29,    % of     April 30,    % of
                                 2006      Total       2005     Total
                              ---------    -----    ---------   -----
Net sales                     $ 416,878    100.0%   $ 382,738   100.0%
Cost of goods sold              297,034     71.3%     273,709    71.5%
                              ---------    -----    ---------   -----
Gross profit                    119,844     28.7%     109,029    28.5%
Selling, general and
  administrative
  expenses                      108,796     26.0%      98,838    25.8%
                              ---------    -----    ---------   -----
Operating income                 11,048      2.7%      10,191     2.7%
Interest (income)
  expense, net                       (5)     0.0%         158     0.0%
                              ---------    -----    ---------   -----
Income before income
  taxes                          11,053      2.7%      10,033     2.7%
Provision for income
  taxes                           3,755      0.9%       3,311     0.9%
                              ---------    -----    ---------   -----
Net income                    $   7,298      1.8%   $   6,722     1.8%
                              =========    =====    =========   =====
Net income per share:
  Basic                       $    0.18             $    0.17
                              =========             =========
  Diluted                     $    0.18             $    0.17
                              =========             =========
Weighted average shares
  outstanding:
  Basic                          39,711                39,549
                              =========             =========
  Diluted                        39,840                39,714
                              =========             =========


                             FRED'S, INC.
                        Unaudited Balance Sheet
                            (in thousands)

                                                  April 29,  April 30,
                                                    2006       2005
                                                  --------   --------
ASSETS:
Cash and cash equivalents                         $  2,749   $ 16,488
Inventories                                        317,012    297,039
Receivables                                         26,268     20,609
Other non-trade receivables                         12,595     11,872
Prepaid expenses and other current assets            9,085      6,568
                                                  --------   --------
  Total current assets                             367,709    352,576
Property and equipment, net                        138,366    140,519
Other noncurrent assets                              9,282      6,551
                                                  --------   --------
  Total assets                                    $515,357   $499,464
                                                  ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                                  $ 84,079   $ 88,190
Current portion of indebtedness                        243         18
Current portion of capital lease obligation            510        655
Accrued expenses and other                          37,276     29,680
Deferred income taxes                               18,608     17,829
Income taxes payable                                 2,659      2,277
                                                  --------   --------
  Total current liabilities                        143,375    138,649

Long-term portion of indebtedness                    7,749     27,928
Deferred income taxes                               11,252      8,279
Long-term portion of capital lease obligations         370        879
Other noncurrent liabilities                         5,507      2,486
                                                  --------   --------
  Total liabilities                                168,253    178,221
Shareholders' equity                               347,104    321,425
                                                  --------   --------
  Total liabilities and shareholders' equity      $515,357   $499,646
                                                  ========   ========

    CONTACT: Fred's Inc., Memphis
             Jerry A. Shore, 901-362-3733, Ext. 2217